EXHIBIT 5.2

[KEGLER BROWN HILL & RITTER LETTERHEAD]

September 21, 2007

Vectren Energy Delivery of Ohio, Inc.
Indiana Gas Company, Inc.
One Vectren Square
Evansville, IN 47708

Ladies and Gentlemen:

You have requested our opinion in connection with the Registration Statement on Form S-3 (the “Registration Statement”) of Vectren Utility Holdings, Inc., an Indiana corporation (“VUHI”), Indiana Gas Company, Inc., an Ohio corporation (“Indiana Gas”), and Vectren Energy Delivery of Ohio, Inc., an Ohio corporation (together with Indiana Gas, the “Ohio Guarantors”), and Southern Indiana Gas and Electric Company, an Indiana corporation (the “Indiana Guarantor” and, together with the Ohio Guarantors, the “Guarantors”), filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by VUHI of $300,000,000 of debt securities (the “Debt Securities”) and related joint and several guarantees by the Guarantors of the Debt Securities (the “Guarantees”) to be issued and sold under the provisions of the Indenture, dated October 19, 2001 (the “Indenture”), among VUHI, the Guarantors, and U.S. Bank Trust National Association, as Trustee (the “Trustee”).  We have examined such records, certificates, and other documents and have made such investigation of law as we have deemed necessary in the circumstances.

Based on that examination and investigation, it is our opinion that, when (1) the steps mentioned in the next paragraph have been taken, and (2) the Debt Securities and the Guarantees shall have been duly executed, authenticated, and delivered in accordance with the Indenture, and delivered against payment therefor, the Guarantees by the Ohio Guarantors will be legal, valid, and binding obligations of the respective Ohio Guarantors, enforceable against each of them in accordance with their respective terms, subject to (a) the United States Bankruptcy Code, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws now or hereafter in effect relating to or affecting creditors’ rights or remedies generally and (b) general equitable principles (regardless of whether such enforcement is considered in a proceeding at law or in equity) and to judicial discretion.

The steps referred to in the next preceding paragraph that must be taken are as follows:

1.	any supplemental Indenture to be entered into in connection with the issuance of the Debt Securities and the Guarantees shall have been duly authorized, executed, and

Vectren Energy Delivery of Ohio, Inc.
Indiana Gas Company, Inc.
September 21, 2007

delivered by the Trustee, VUHI, and the Guarantors;

2.	the specific terms of the particular Debt Securities shall have been duly authorized and established in accordance with the applicable supplemental Indenture;

3.
the Debt Securities and the Guarantees shall have been issued, sold, and delivered, and the purchase price for the Debt Securities and the Guarantees shall have been paid, in accordance with the transactions proposed in the Registration Statement, as the same may be amended;

4.
the Board of Directors of each of VUHI and each of the Guarantors or an authorized committee thereof shall have taken appropriate definitive action authorizing the proposed transactions set forth in the Registration Statement, as the same may be amended;

5.	VUHI and the Guarantors each shall have received all necessary governmental approvals required for the issuance and sale of the Debt Securities and the Guarantees;

6.	the Securities Act, applicable state blue sky laws, and the Trust Indenture Act of 1939, as amended, shall have been complied with; and

7.	the Debt Securities and the Guarantees shall have been issued and sold in accordance with the corporate authorization aforesaid.

This opinion letter is limited to the current Federal laws of the United States and the current internal laws of the State of Ohio (without giving effect to any conflict of law principles thereof); and we have not considered, and express no opinion on, the laws of any other jurisdiction.

We consent to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as Exhibit 5.2 to the Registration Statement.

Very truly yours,
/s/ Kegler, Brown, Hill & Ritter Co., L.P.A.
KEGLER, BROWN, HILL & RITTER CO., L.P.A.